As filed with the Securities and Exchange Commission on September 6, 2023.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kenvue Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	88-1032011 (I.R.S. Employer Identification No.)
199 Grandview Road Skillman, NJ (Address of Principal Executive Offices)	08558 (Zip Code)
Kenvue Inc. Long-Term Incentive Plan
(Full title of the plan)
Edward J. Reed
Kenvue Inc.
199 Grandview Road
Skillman, NJ 08558
(Name and address of agent for service)
(908) 784-1200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Kenvue Inc. (the “Company”) to register an additional 69,438,910 shares of its common stock, par value $0.01 per share (“Common Stock”), issuable under the Kenvue Inc. Long-Term Incentive Plan (the “Plan”) in respect of equity awards originally issued by Johnson & Johnson that converted into equity awards under the Plan pursuant to the terms and conditions of the Employee Matters Agreement entered into between Johnson & Johnson and the Company, dated as of May 3, 2023. The Company intends to register on subsequent Registration Statements on Form S-8 additional shares of Common Stock issuable under the Plan as needed.
In accordance with General Instruction E to Form S-8, this Registration Statement on Form S-8 incorporates by reference the contents of the Registration Statement on Form S-8, File No. 333-271735, filed on May 8, 2023, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.

Exhibit No.	Exhibit Description
5.1*	Opinion of Cravath, Swaine & Moore LLP
23.1*	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1 hereto)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (included on the signature page to this registration statement)
107*	Filing Fee Table
_________________
*Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Skillman, State of New Jersey, on this 6th day of September, 2023.

KENVUE INC.

By:	/s/ Edward J. Reed
Edward J. Reed
Secretary

SIGNATURES AND POWER OF ATTORNEY
Each of the undersigned officers and directors of Kenvue Inc. hereby severally constitutes and appoints Matthew Orlando and Edward J. Reed, and each of them acting alone, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thibaut Mongon	Chief Executive Officer and Director (Principal Executive Officer)	September 6, 2023
Thibaut Mongon

/s/ Paul Ruh	Chief Financial Officer (Principal Financial Officer)	September 6, 2023
Paul Ruh

/s/ Heather Howlett	Chief Accounting Officer (Principal Accounting Officer)	September 6, 2023
Heather Howlett

/s/ Larry Merlo	Chair, Board of Directors	September 6, 2023
Larry Merlo

/s/ Richard E. Allison, Jr.	Director	September 6, 2023
Richard E. Allison, Jr.

/s/ Peter M. Fasolo	Director	September 6, 2023
Peter M. Fasolo

/s/ Tamara S. Franklin	Director	September 6, 2023
Tamara S. Franklin

/s/ Seemantini Godbole	Director	September 6, 2023
Seemantini Godbole

/s/ Melanie L. Healey	Director	September 6, 2023
Melanie L. Healey

/s/ Betsy D. Holden	Director	September 6, 2023
Betsy D. Holden

/s/ Vasant Prabhu	Director	September 6, 2023
Vasant Prabhu

/s/ Michael E. Sneed	Director	September 6, 2023
Michael E. Sneed

/s/ Joseph J. Wolk	Director	September 6, 2023
Joseph J. Wolk